SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 3, 2008 (March 31, 2008)
Centrue Financial Corporation

(Exact name of registrant as specified in its charter)
Delaware

(State or other jurisdiction of incorporation)

0-28846	36-3145350

(Commission File Number)	(IRS Employer Identification No.)

7700 Bonhomme Avenue
St. Louis, Missouri	63105

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (314) 505-5505
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On March 31, 2008, Centrue Financial Corporation (the “Company”) entered into a new loan agreement with LaSalle Bank N.A. which provides for up to an aggregate principal amount of $35,250,000 in borrowings. The loan agreement consists of three credit facilities. The first credit facility consists of a $25,000,000 secured revolving line of credit which matures December 19, 2008. The second credit facility consists of a $250,000 secured term facility, which will mature seven years from the March 31, 2008 closing date. The third credit facility consists of a $10,000,000 in subordinated debt, which also matures seven years from the March 31, 2008 closing date. The interest rate on the term and subordinated debt credit facilities is three month LIBOR plus 295 basis points. The interest rate on the revolving credit facility is three month LIBOR plus 125 basis points. Repayment of each of the three credit facilities is interest only on a quarterly basis, with the principal amount of the loan due at maturity. The revolving and term credit facilities are secured by a pledge of the stock of Centrue Bank. The subordinated debt credit facility is unsecured and is intended to qualify as tier II capital for regulatory purposes. The loan agreement contains customary covenants, including but not limited to, Centrue Bank’s maintenance of its status as well-capitalized, minimum return on average assets on an annual basis of 0.50%, maximum nonperforming assets to primary capital below 20%, and minimum loan loss reserves to total loans of 1.00%. The Company intends to use the credit facilities for general working capital purposes. The loan agreement contains no penalty for early repayment of either the revolving credit facility or the subordinated debt credit facility. The Amended and Restated Loan and Subordinated Debenture Purchase Agreement dated as of March 31, 2008 is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit Number

10.1	Amended and Restated Loan and Subordinated Debenture Purchase Agreement dated as of March 31, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRUE FINANCIAL CORPORATION (Registrant)
By:	/s/ Kurt R. Stevenson
Kurt R. Stevenson, Senior Executive Vice President
and Chief Financial Officer

Dated: April 3, 2008

EXHIBIT INDEX

Exhibit Number

10.1	Amended and Restated Loan and Subordinated Debenture Purchase Agreement dated as of March 31, 2008

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